CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated December 5, 2006 on the statement of assets and liabilities as of December 5, 2006 of RiverNorth Funds, comprising RiverNorth Core Opportunity Fund and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 2 under the Securities Act of 1933 and Pre-Effective Amendment No. 2 under the Investment Company Act of 1940 to the RiverNorth Funds Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

December 5, 2006